HENLEY REQUESTS NASDAQ LISTING QUALIFICATION PANEL HEARING

SUGAR LAND, Texas--(BW HealthWire)--Jan. 17, 2001--Henley Healthcare Inc. (Nasdaq:HENL - news) today announced that The Nasdaq Stock Market ("Nasdaq") had notified the Company that, absent a successful appeal by the Company, its common stock will be removed from listing on the Nasdaq SmallCap Market. This action by Nasdaq is based on the Company's failure to maintain a minimum bid price of $1.00 during the required period. The delisting of the Company's common stock was to be effective on Jan. 19, 2001, unless the bid price for the Company's common stock was at least $1.00 for 10 consecutive trading days. The Company has, however, appealed the decision to the Nasdaq Listing Qualifications Panel (the "Panel"). The date for the hearing has not yet been established. The Company has been advised that Nasdaq will not take any action to delist its common stock pending the decision of the panel. There can be no assurance, however, that the Company's appeal will be successful, and its common stock may be delisted from The Nasdaq SmallCap Market if the appeal is denied or if the Company decides, for business reasons, not to effectuate alternative remedies. If necessary, the Company would apply to have its common stock traded on the OTC Bulletin Board.

HENLEY HEALTHCARE INC., A LEADER IN THE GROWING PAIN MANAGEMENT INDUSTRY, DEVELOPS, MANUFACTURES AND DISTRIBUTES PRODUCTS AND RELATED ACCESSORIES USED IN THE CONTROL OF ACUTE OR CHRONIC PAIN. THE COMPANY OFFERS A DIVERSIFIED LINE OF NON-INVASIVE PHYSICAL MEDICINE AND REHABILITATION PRODUCTS THAT ARE USED IN THE TREATMENT OF DISABILITIES OR INJURIES WITH THERAPEUTIC EXERCISE AND THE APPLICATION OF VARIOUS HEAT, FLUIDOTHERAPY(R), TRACTION, ULTRASOUND OR OTHER MODALITIES. HENLEY HEALTHCARE IS ALSO AWAITING FDA APPROVAL ON ITS MICROLIGHT 830(TM), A HAND-HELD, LOW-ENERGY (NON-SURGICAL) LASER FOR THE TREATMENT OF REPETITIVE STRESS DISORDERS SUCH AS CARPAL TUNNEL SYNDROME. FOR ADDITIONAL INFORMATION ON HENLEY HEALTHCARE INC. PLEASE VISIT THE COMPANY'S WEB SITE AT HTTP://WWW.HENLEYHEALTHCARE.COM.

FORWARD LOOKING STATEMENTS

This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results to differ materially from those currently anticipated, including the risks and uncertainties set forth from time to time in Henley Healthcare's public reports and filings and other public statements. Readers are cautioned to consider these risks and uncertainties and not place undue reliance on these forward-looking statements. By making these forward-looking statements, Henley Healthcare undertakes no obligation to update these statements for revisions or changes after the date of this release.

COMPANY CONTACT:
James L. Sturgeon, Chief Financial Officer
Henley Healthcare, Inc.
281.276.7042
jls@henleyhc.com

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